Exhibit 99.1

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(954) 653-2058	(239) 254-2132

BANCSHARES OF FLORIDA, INC. WITHDRAWS REGISTRATION STATEMENT AND EXPECTS TO REFILE

Naples, Fla. – May 14, 2004 — Bancshares of Florida, Inc. (NASDAQ SmallCap: BOFL), a commercial bank holding company based in Naples, Florida, today announced it has withdrawn its Form SB-2 Registration Statement which was filed with the Securities and Exchange Commission on May 11, 2004. Michael L. McMullan, President and Chief Executive Officer, stated, “The registration statement contained a form of accountants’ consents that had not been issued at the time of the filing. We expect to refile the offering document once we receive all necessary consents and proceed with our offering.”

BANCSHARES OF FLORIDA, INC.

Please visit the company’s web site, www.bankofflorida.com, for an electronic version of this press release as well as other investor relations materials. Click on “Investor Relations” and select the “News” section. The release will be available on May 14, 2004 and additionally will be found on a Form 8-K filed with the Securities and Exchange Commission as of the date of this press release.

Bancshares of Florida, Inc., f/k/a Citizens Bancshares of South Florida, Inc. (“Bancshares”) is a $281- million-asset bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A., f/k/a Citizens National Bank of Southwest Florida, and Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Since December 30, 2002, Bancshares’ common stock has been listed on the NASDAQ SmallCap Market under the symbol “BOFL”. Trading of an additional 1.0 million shares received via its $10 million initial public offering, the nation’s first IPO of 2003, began on February 10, 2003. Investor information may be found on the company’s web site, www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.